Exhibit 11


          CONVERSION TECHNOLOGIES INTERNATIONAL, INC. AND SUBSIDIARIES
                STATEMENT OF COMPUTATION OF NET (LOSS) PER SHARE

               For the years ended June 30, 1997 and June 30, 1996


                                              Year Ended           Year Ended
                                             June 30, 1997        June 30, 1996
                                             -------------        -------------

Net (loss) before extraordinary item....     $  (12,855,169)      $ (4,110,951)
                                             ==============       ============


Net (loss) as reported .................     $  (12,855,169)      $ (4,552,951)
                                             ==============       ============


Weighted average number of
   common shares outstanding ...........          4,773,311          1,559,908
                                             ==============       ============


Shares used in the computation..........          4,773,311          1,559,908
                                             ==============       ============


Net (loss) per common share
     before extraordinary item(1) ......     $        (2.69)       $     (2.64)
                                             ==============       ============


Net (loss) as reported per
     common share(1) ...................     $        (2.69)       $     (2.92)
                                             ==============       ============



(1)  Calculations of fully diluted and primary earnings per share are identical.